EXHIBIT 99.1

News Release

International Game Technology Reports 2010 Third Quarter Results

(Las Vegas, NV – July 27, 2010) – International Game Technology (NYSE: IGT) announced today operating results for the third quarter ended June 30, 2010.  Income from continuing operations for the quarter was $94.6 million or $0.32 per diluted share versus $62.2 million or $0.21 per diluted share in the same quarter last year.  The current quarter benefited from certain discrete tax items of $36.7 million or $0.12 per diluted share, offset by restructuring charges of $2.7 million and debt refinancing costs of $4.0 million, collectively $0.01 per diluted share.  The favorable discrete tax items recognized in the third quarter of fiscal 2010 primarily related to the IRS audit closure for the fiscal years 2002 through 2005, partially offset by changes in our uncertain tax liabilities.  The prior year quarter included restructuring charges of $3.0 million and net debt refinancing charges of $6.2 million, collectively $0.02 per diluted share.  Excluding the items noted above, third quarter adjusted income from continuing operations was $61.9 million or $0.21 per diluted share for fiscal 2010 and $67.4 million or $0.23 per diluted share for fiscal 2009.  A reconciliation of our GAAP results to non-GAAP results is included in this press release.

For the nine months ended June 30, 2010, income from continuing operations was $189.3 million or $0.63 per diluted share versus $159.6 million or $0.54 per diluted share for the first nine months last year.  Comparability for both the quarter and nine-month periods was affected by a number of items outlined in a supplemental reconciliation of adjusted income from continuing operations at the end of this release.  All prior periods presented included adjustments for the retrospective application of accounting standards adopted at the beginning of fiscal 2010, primarily related to the separation of liability and equity elements of our convertible debt.  The retrospective adjustments, outlined in a supplemental schedule at the end of this release, impacted interest expense, earnings per share, long-term debt, and shareholders’ equity.

Third quarter net income, including discontinued operations related to the closure of our Japan operations, totaled $92.1 million or $0.31 per diluted share versus $60.6 million or $0.20 per diluted share for the same quarter last year.  For the nine months ended June 30, 2010, net income totaled $166.1 million or $0.55 per diluted share compared to $155.4 million or $0.53 per diluted share in the prior year period.

“Our third quarter results reflect meaningful progress at IGT,” said CEO Patti Hart.  “Despite challenges in the broader marketplace, we continue to manage our business to increasing levels of efficiencies.  Our efforts have resulted in the generation of significant cash flow for reinvestment into the business in areas that create innovative and customer centric products and services.”

Consolidated Operations

Our consolidated revenues for the third quarter were $489.7 million, of which 56% was generated from gaming operations and 44% from product sales, compared to $517.3 million for the same quarter last year.  For the nine months ended June 30, 2010, consolidated revenues were $1.5 billion compared to $1.6 billion in the same period last year.  Consolidated gross profit and operating income for the third quarter were $275.9 million and $120.2 million, respectively, compared to $295.8 million and $127.0 million in the prior year quarter.  For the nine months ended June 30, 2010, consolidated gross profit and operating income were $844.2 million and $319.5 million, respectively, compared to $859.0 million and $301.1 million for the same period last year.

Gaming Operations

Third quarter revenues and gross profit from gaming operations totaled $276.6 million and $161.3 million, respectively, compared to $286.7 million and $178.3 million for the same quarter last year. Revenues decreased primarily due to a lower installed base and the continued shift toward lower-yielding machines.  For the current quarter, gross margins on gaming operations declined to 58% compared to 62% for the same quarter last year, primarily due to increased jackpot expense resulting from interest rate changes.  Interest rate change on jackpot liabilities increased jackpot expense by $6.2 million in this year’s third quarter and decreased jackpot expense by $3.4 million in the prior year quarter.

As of June 30, 2010, IGT’s gaming operations installed base totaled 58,900 units, an increase of 100 units from the immediately preceding quarter and a decrease of 2,200 units over the prior year quarter.  North America decreases over the prior year, largely attributable to regulatory issues in Alabama, were partially offset by increases in international markets.  As of June 30, 2010, approximately 83% of our installed base was comprised of variable fee games, which earn a percentage of machine play levels rather than a fixed daily fee.

Product Sales

	Quarters Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues (in millions)
North America - Machine	$63.4	$96.6	$221.3	$309.0
North America - Non-Machine	61.0	51.5	162.2	181.1
International - Machine	58.6	52.9	196.3	137.9
International - Non-Machine	30.1	29.6	78.3	67.1
Total	$213.1	$230.6	$658.1	$695.1

Gross Margin
North America	56%	54%	53%	51%
International	51%	46%	49%	48%
Total	54%	51%	51%	50%

Unit Information
North America
Units Shipped	4,100	6,900	14,300	20,300
Shipped, Not Recognized	(100)	(300)	(1,300)	(800)
Recognized, Previously Shipped	500	100	2,200	2,200
Equivalent Units Recognized	4,500	6,700	15,200	21,700

International
Units Shipped	4,900	5,700	15,400	17,300
Shipped, Not Recognized	(100)	(200)	(1,100)	(500)
Recognized, Previously Shipped	600	-	2,700	-
Equivalent Units Recognized	5,400	5,500	17,000	16,800

Product sales revenues and gross profit in the third quarter decreased 8% and 2%, respectively, and units shipped worldwide decreased 29% over the prior year quarter.  North America revenues decreased 16% for the quarter, largely driven by fewer new openings.  International revenues increased 8% for the quarter, primarily due to favorable foreign currency exchange, as well as the opening of Marina Bay Sands in Singapore and improved sales in Mexico.  Consolidated gross margin on product sales for the quarter improved to 54% compared to 51% in the prior year quarter, primarily due to reduced material costs and an increased mix of higher-margin non-machine products.

Deferred revenue decreased $10.2 million during the quarter to $91.8 million at June 30, 2010.  The adoption of revenue recognition accounting standards related to certain software-enabled products and multi-element arrangements as of the beginning of fiscal 2010 resulted in the recognition of $7.9 million of revenues in the current quarter which would have been recognized in different periods under the prior guidance.

Units shipped for the current and prior periods reflect all units shipped to customers and include units for which revenues have been deferred.  “Equivalent units recognized” represents units recognized in revenues during the periods under U.S. generally accepted accounting principles and includes units for which revenues were previously deferred.  We have included in the table above a reconciliation of units shipped to units recognized in revenue for each period presented.

Operating Expenses and Other Income/Expense

Third quarter operating expenses decreased 8% to $155.7 million compared to $168.8 million in the prior year quarter, primarily due to our cost reduction efforts.  Professional fees also decreased due to debt refinancing costs of $1.8 million included in the prior year quarter.

Other expense, net, in the third quarter decreased to $24.2 million compared to $26.0 million in the prior year quarter, largely attributable to foreign currency gains and reduced interest expense on lower borrowings.  Third quarter interest expense included debt refinancing charges of $4.0 million in the current third quarter and $4.4 million in the prior year quarter.  Our interest expense also included incremental non-cash charges of $6.8 million in the current quarter and $9.0 million in the prior year quarter, as a result of accounting guidance adopted at the beginning of fiscal 2010 that requires convertible debt interest to be calculated using a rate for similar non-convertible instruments.

Cash Flows, Balance Sheet and Capital Deployment

For the nine months ended June 30, 2010, IGT generated $423.8 million in cash from operations on net income of $166.1 million compared to $354.4 million on net income of $155.4 million for the first nine months last year.

Working capital decreased to $609.1 million at June 30, 2010 compared to $609.2 million at September 30, 2009. As of June 30, 2010, cash equivalents and short-term investments (inclusive of restricted amounts) totaled $251.9 million and contractual debt obligations totaled $1.9 billion, with $1.2 billion of available capacity on our $1.5 billion credit facility.

As previously announced, on June 3, 2010 IGT issued $300 million of 5.50% notes due June 2020.  The net proceeds were used to pay down a portion of our domestic credit facility.  In conjunction with this note offering, we reduced the total size of our domestic credit facility from $1.8 billion to $1.5 billion.

Our 3.25% convertible notes and warrants were excluded from diluted shares outstanding for the period ended June 30, 2010, because the conversion price and exercise price exceeded the average market price of our common stock.

Earnings Conference Call

As previously announced on July 6, 2010, IGT will host a conference call regarding its Third Quarter Fiscal Year 2010 earnings release on Tuesday, July 27, 2010 at 2:00 p.m. (Pacific Time).  The access numbers are as follows:

Domestic callers dial 888-843-9209, passcode IGT
International callers dial 415-228-4953, passcode IGT

The conference call will also be broadcast live over the Internet.  A link to the webcast is available at our website http://www.IGT.com/InvestorRelations.  If you are unable to participate during the live webcast, the call will be archived until Tuesday, August 3, 2010 at http://www.IGT.com/InvestorRelations.

Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 4:00 p.m. (Pacific Time) on Tuesday, July 27, 2010.  This replay will run through Tuesday, August 3, 2010.  The access numbers are as follows:

Domestic callers dial 866-463-4970
International callers dial 203-369-1405

In this release, we make some “forward looking” statements, which are not historical facts, but are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable.  These statements also relate to our future prospects and proposed new products, services, developments or business strategies.  These statements are identified by their use of terms and phrases such as: anticipate; believe; could; estimate; expect; intend; may; plan; predict; project; forecast; on track; continue; and other similar terms and phrases including references to assumptions.  These phrases and statements include, but are not limited to, the following:

▪	Statements about the potential effects of the purchased note hedges and sold warrant transactions

Actual results could differ materially from those projected or reflected in any of our forward looking statements. Our future financial condition and results of operations, as well as any forward looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances. We urge you to carefully review the following discussion of the specific risks and uncertainties that affect our business. These include, but are not limited to:

▪
Changing economic conditions and other factors that adversely affect the casino industry, which may reduce product sales, the play levels of our participation games and our ability to collect outstanding receivables from our customers

▪	Declines in and/or sustained low interest rates and related increases in jackpot expense
▪	Potential significant cash payments to holders of our outstanding notes
▪	Financial covenants in our outstanding domestic credit facility which limit our flexibility
▪	Slow growth in the number of new casinos or the rate of replacement of existing gaming machines
▪	Decline in the popularity of IGT games or unfavorable changes in player and operator preferences or a decline in play levels, including play levels of recurring revenue games
▪	Unfavorable changes to or interpretations of laws or regulations or problems with obtaining and maintaining needed licenses or approvals
▪	Failure to successfully develop, deploy and manage frequent introductions of innovative products and systems and the uncertainty involved in player operator acceptance of such products and systems
▪	Regulatory approval requirements and complex revenue recognition standards for new products
▪	Investment and development financing loans that could adversely impact liquidity or cause loan losses or charges to earnings
▪	Technical problems or fraudulent activities relating to our gaming machines and online operations
▪	Failure or inability to protect our intellectual property
▪	Claims by third parties of intellectual property infringement
▪	Political, legal and other risks relating to our Alabama operations, including the collection of notes and accounts receivable from certain customers in Alabama
▪	Risks associated with financial and strategic investments, including changed circumstances leading to total loss or failure to realize any benefit
▪	Failure to attract, retain and motivate key employees which may adversely affect our ability to compete
▪	Risks related to environmental laws and regulations
▪	Risks related to international operations

Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT's business and financial results are included in our most recent Annual Report on Form 10-K and Form 8-K, Quarterly Report on Form 10-Q, and other public filings made with the Securities and Exchange Commission.

About IGT

International Game Technology (NYSE: IGT) is a leader in the design, development and manufacture of gaming machines and systems products worldwide. More information about IGT is available at www.IGT.com.

Contact:
Patrick W. Cavanaugh
Executive Vice President, Chief Financial Officer and Treasurer of IGT
+1 866-296-4232

Unaudited Condensed Consolidated Statements of Income

	Quarters Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
(In millions, except per share amounts)

Revenues
Gaming operations	$276.6	$286.7	$834.4	$886.1
Product sales	213.1	230.6	658.1	695.1
Total revenues	489.7	517.3	1,492.5	1,581.2

Costs and operating expenses
Cost of gaming operations	115.3	108.4	326.5	375.9
Cost of product sales	98.5	113.1	321.8	346.3
Selling, general and administrative	82.3	94.8	254.4	315.2
Research and development	51.6	51.3	149.4	155.2
Depreciation and amortization	19.1	19.7	57.5	58.8
Impairment and restructuring	2.7	3.0	63.4	28.7
Total costs and operating expenses	369.5	390.3	1,173.0	1,280.1

Operating income	120.2	127.0	319.5	301.1

Other income (expense)
Interest income	15.2	15.1	46.6	46.4
Interest expense	(42.7)	(43.2)	(124.9)	(110.8)
Other	3.3	2.1	3.2	(7.7)
Total other income (expense)	(24.2)	(26.0)	(75.1)	(72.1)

Income from continuing operations before tax	96.0	101.0	244.4	229.0
Income tax provisions	1.4	38.8	55.1	69.4

Income from continuing operations	94.6	62.2	189.3	159.6
Loss from discontinued operations, net of tax	(2.5)	(1.6)	(23.2)	(4.2)
Net income	$92.1	$60.6	$166.1	$155.4

Basic earnings per share
Continuing operations	$0.32	$0.21	$0.64	$0.54
Discontinued operations	(0.01)	(0.01)	(0.08)	(0.01)
Net income	$0.31	$0.20	$0.56	$0.53

Diluted earnings per share
Continuing operations	$0.32	$0.21	$0.63	$0.54
Discontinued operations	(0.01)	(0.01)	(0.08)	(0.01)
Net income	$0.31	$0.20	$0.55	$0.53

Weighted average shares outstanding
Basic	297.0	294.3	296.0	293.7
Diluted	298.9	294.6	298.1	293.8

Unaudited Condensed Consolidated Balance Sheets

	June 30,	September 30,
	2010	2009
(In millions)
Assets
Current assets
Cash and equivalents	$164.9	$146.7
Investment securities	-	21.3
Restricted cash and investments	87.0	79.4
Jackpot annuity investments	65.7	67.2
Receivables, net	465.2	489.1
Inventories	114.6	157.8
Other assets and deferred costs	247.7	272.2
Total current assets	1,145.1	1,233.7
Property, plant and equipment, net	574.1	558.8
Jackpot annuity investments	372.4	396.9
Notes and contracts receivable, net	186.6	249.4
Goodwill and other intangibles, net	1,365.4	1,410.7
Other assets and deferred costs	442.0	478.6
Total Assets	$4,085.6	$4,328.1

Liabilities and Stockholders' Equity
Current liabilities
Short-term debt	$-	$5.3
Accounts payable	85.5	90.5
Jackpot liabilities, current portion	168.1	155.5
Accrued income taxes	2.0	9.4
Dividends payable	17.9	17.8
Other accrued liabilities	262.5	346.0
Total current liabilities	536.0	624.5
Long-term debt	1,813.2	2,014.7
Jackpot liabilities	402.8	432.6
Other liabilities	124.2	192.7
Total Liabilities	2,876.2	3,264.5
Total Equity	1,209.4	1,063.6
Total Liabilities and Stockholders' Equity	$4,085.6	$4,328.1

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	June 30,
	2010	2009
(In millions)
Operations
Net income	$166.1	$155.4
Depreciation and amortization	179.4	212.3
Impairment	59.8	-
Other non-cash items	85.9	84.1
Changes in operating assets and liabilities:
Receivables	35.6	73.1
Inventories	35.3	30.8
Other assets and deferred costs	49.5	11.2
Income taxes	(62.5)	(50.1)
Accounts payable and accrued liabilities	(90.4)	(90.7)
Jackpot liabilities	(34.9)	(71.7)
Cash from operations	423.8	354.4

Investing
Capital expenditures	(178.2)	(175.8)
Jackpot annuity investments, net	44.9	37.6
Changes in restricted cash	(7.9)	31.7
Loans receivable, net	(7.3)	(79.3)
Other	22.5	(19.9)
Cash from investing	(126.0)	(205.7)

Financing
Debt related proceeds (payments), net	(243.2)	(134.4)
Employee stock plans	23.5	5.5
Dividends paid	(53.5)	(103.5)
Cash from financing	(273.2)	(232.4)

Foreign exchange rates effect on cash	(6.4)	1.3

Net change in cash and equivalents	18.2	(82.4)

Beginning cash and equivalents	146.7	266.4

Ending cash and equivalents	$164.9	$184.0

Unaudited Supplemental Data

	Quarters Ended		Nine Months Ended
Reconciliation of Income from Continuing Operations	June 30,		June 30,
to Adjusted Income from Continuing Operations	2010	2009	2010	2009
(In millions, except per share amounts)

Income from continuing operations	$94.6	$62.2	$189.3	$159.6
Significant items affecting comparability:
Restructuring	2.7	3.0	3.6	28.7
Debt refinancing/repurchase gains	4.0	6.2	4.0	4.9
Impairment	-	-	59.8	-
Investment (gain) loss	-	(0.5)	(0.3)	2.1
Total items before tax	6.7	8.7	67.1	35.7
Tax effect *	(2.7)	(3.5)	(22.7)	(13.2)
Certain discrete tax items (benefits)	(36.7)	-	(36.7)	(17.1)
Total items after tax	(32.7)	5.2	7.7	5.4

Adjusted income from continuing operations	$61.9	$67.4	$197.0	$165.0
Adjusted diluted earnings per share	$0.21	$0.23	$0.66	$0.56

* The tax effect was calculated using a core tax rate, which is before discrete items and unique amounts not subject to current period tax, of 39.0% for the fiscal 2010 periods and 37.7% for fiscal 2009.

Adjusted income from continuing operations is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate our financial performance.  Adjusted income from continuing operations should not be construed as an alternative to income from continuing operations as an indicator of our operating performance as determined in accordance with generally accepted accounting principles.  All companies do not calculate adjusted income from continuing operations in the same manner and IGT's presentation may not be comparable to those presented by other companies.

Unaudited Supplemental Data (continued)

Retrospective Application of New Accounting Standards Adopted At the Beginning of Fiscal 2010

			Retrospective Adjustments
	As Previously Reported	Discontinued Operations Reclass	Convertible Debt	Non-controlling Interest	Participating Securities	As Currently Presented
(In millions except per share amounts)

INCOME STATEMENTS
Three Months Ended June 30, 2009

Interest expense	$(34.2)	$-	$(9.0)	$-	$-	$(43.2)
Income tax provision	(40.4)	(1.7)	3.3	-	-	(38.8)
Net income	66.3	-	(5.7)	-	-	60.6

Basic EPS	$0.23	-	$(0.03)	-	-	$0.20
Diluted EPS	$0.22	-	$(0.02)	-	-	$0.20

Diluted weighted average shares outstanding	295.0	-	-	-	(0.4)	294.6

Nine Months Ended June 30, 2009

Interest expense	$(92.6)	$0.1	$(18.3)	$-	$-	$(110.8)
Debt repurchase gain	6.5	-	(5.2)	-	-	1.3
Income tax provision	(75.2)	(2.8)	8.6	-	-	(69.4)
Net income	170.3	-	(14.9)	-	-	155.4

Basic EPS	$0.58	-	$(0.05)	-	-	$0.53
Diluted EPS	$0.58	-	$(0.05)	-	-	$0.53

Diluted weighted average shares outstanding	294.2	-	-	-	(0.4)	293.8

BALANCE SHEET
September 30, 2009

Other assets and deferred costs	$538.7	$-	$(60.1)	$-	$-	$478.6
Total Assets	4,388.2	-	(60.1)	-	-	4,328.1
						-
Long-term debt	2,169.5	-	(154.8)	-	-	2,014.7
Other liabilities (noncurrent)	194.3	-	-	(1.6)	-	192.7
Total Liabilities	3,420.9	-	(154.8)	(1.6)	-	3,264.5
						-
Total Equity	967.3	-	94.7	1.6	-	1,063.6

Unaudited Supplemental Data (continued)

	Quarters Ended		Nine Months Ended
Reconciliation of Income from Continuing Operations	June 30,		June 30,
to Adjusted EBITDA	2010	2009	2010	2009
(In millions)

Income from continuing operations	$94.6	$62.2	$189.3	$159.6
Other (income) expense, net	24.2	26.0	75.1	72.1
Income tax provisions	1.4	38.8	55.1	69.4
Depreciation and amortization	59.1	63.6	178.9	205.5
Other charges:
Share-based compensation (excluding restructuring adjustment)	10.2	11.1	31.2	32.9
Impairment and restructuring	2.7	3.0	63.4	28.7
Adjusted EBITDA	$192.2	$204.7	$593.0	$568.2

Adjusted EBITDA (earnings from continuing operations before interest, taxes, depreciation and amortization, other income/expense, net, and other charges as noted in the table above) is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate our financial performance.  Adjusted EBITDA provides useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance, valuation and leverage.  Adjusted EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles.  All companies do not calculate Adjusted EBITDA in the same manner and IGT's presentation may not be comparable to those presented by other companies.

	Nine Months Ended
	June 30,
Reconciliation of Cash from Operations to Free Cash Flow	2010	2009
(In millions)

Cash from operations	$423.8	$354.4
Investment in property, plant and equipment	(15.9)	(33.2)
Investment in gaming operations equipment	(159.9)	(136.7)
Investment in intellectual property	(2.4)	(5.9)
Free Cash Flow before dividends	245.6	178.6
Dividends paid	(53.5)	(103.5)
Free Cash Flow	$192.1	$75.1

Free cash flow is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate the discretionary amount of our net cash from operations.  Net cash from operations is reduced by amounts expended for capital expenditures and dividends paid.  Free cash flow should not be construed as an alternative to net cash from operations or other cash flow measurements determined in accordance with generally accepted accounting principles.  All companies do not calculate free cash flow in the same manner and IGT's presentation may not be comparable to those presented by other companies.

Unaudited Supplemental Data (continued)

Impact of Share Price on Diluted Share Count Used in Calculating Earnings Per Share from $850.0 Million 3.25% Convertible Notes Issued May 11, 2009, Purchased Bond Hedges, and Sold Warrants

Closing	Incremental Dilution
Stock Price
Assumption	GAAP (1)	Proforma (2)
	(Shares outstanding in millions)

$10.00	-	-
$12.00	-	-
$14.00	-	-
$16.00	-	-
$18.00	-	-
$20.00	0.1	-
$22.00	3.9	-
$24.00	7.2	-
$26.00	9.9	-
$28.00	12.2	-
$30.00	14.2	-
$32.00	18.5	2.5
$34.00	22.4	4.8
$36.00	25.9	6.9
$38.00	29.0	8.8
$40.00	31.8	10.5
$42.00	34.4	12.0
$44.00	36.7	13.4
$46.00	38.8	14.7
$48.00	40.7	15.8
$50.00	42.5	16.9
$52.00	44.1	17.9
$54.00	45.6	18.8
$56.00	47.0	19.7
$58.00	48.4	20.4
$60.00	49.6	21.2

The table above demonstrates the estimated potential impact on the diluted share count used in calculating diluted earnings per share for IGT’s 3.25% convertible notes and the related purchased note hedges and separate sold warrant transactions assuming certain stock price levels. The convertible notes and sold warrants were excluded from our diluted shares outstanding for the periods ended June 30, 2010, because the conversion price and exercise price exceeded the average market price of our common stock.

(1) GAAP dilution is calculated per GAAP requirements by reference to the amount by which our stock price exceeds the initial $19.97 conversion price of the convertible notes plus dilution from the sold warrants to the extent our stock price exceeds the warrants’ exercise price of $30.14 and excludes the impact of the purchased note hedges which have an exercise price of $19.97, because the convertible note hedges are anti-dilutive.

(2) Pro Forma dilution represents the estimated potential economic dilution including the anti-dilutive impact of the purchased note hedges.

The table above is for illustrative purposes only; IGT is unable to predict its future stock price and IGT’s stock could trade below or above the closing price assumptions in the table.